Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on June 10, 2016, by and between Marcus Lemonis (the “Executive”) and Camping World Holdings, Inc., a Delaware corporation (“Camping World”) and CWGS Enterprises, LLC, a Delaware limited liability company (the “Partnership” and, together with Camping World and any of the Affiliates of Camping World and the Partnership as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).

WHEREAS, the Company is considering an initial public offering of Camping World common stock (the “IPO”); and

WHEREAS, in connection with the potential IPO, the Company desires to enter into this Agreement with Executive, pursuant to which following the IPO the Company will employ Executive as its Chief Executive Officer on the terms set forth in this Agreement, and Executive is willing to serve the Company following the IPO in such capacity for the period and upon such other terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.                                      Term; Effectiveness.

(a)                                 The term of Executive’s employment under this Agreement shall commence as of the date of consummation of an IPO (the “Effective Date”), and shall continue until the third anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that Executive’s employment shall automatically renew for an additional period of one year on the Initial Expiration Date and each one year anniversary of the Initial Expiration Date thereafter, unless and until either the Company or Executive provides written notice of non-renewal to the other party at least 90 days before the Initial Expiration Date or such applicable anniversary thereof; provided, further, that Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 4. The period of time from the Effective Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term.” If the Company does not consummate an IPO prior to October 31, 2016, this Agreement shall be void ab initio.

(b)                                 For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

“Board” means the Board of Directors of the Company.

“Competitive Activities” means businesses primarily involved in (a) the publishing and distribution of recreational vehicle (“RV”) related magazines directed to owners of RV’s, (b) the operation of membership/affinity-based clubs for owners of RV’s, (c) the sale, repair or service of RV’s, (d) the retail sale or wholesale distribution of RV parts and accessories, (e) RV-related: (i) emergency roadside assistance, (ii) insurance products, (iii) extended warranties, (iv) financing or (v) travel assistance programs, in any such case directed toward owners of RV’s or (f) RV-related consumer shows directed toward owners of RV’s.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

2.                                      Duties and Responsibilities.

(a)                                 During the Term, Executive shall serve as Chairman and Chief Executive Officer of the Company with such duties and responsibilities commensurate with his title and position as directed from time to time by the Board. Subject to Section 2(b), Executive agrees to devote such time and attention to the Company and the promotion of its interests as is reasonably necessary to effectuate the performance of Executive’s duties and responsibilities hereunder, upon the terms and conditions of this Agreement.

(b)                                 During the Term, Executive shall faithfully and diligently serve the Company and shall not engage in, provide services to (directly or indirectly), invest in or possess interests in other business ventures, independently or with others, that are Competitive Activities of the Company. Notwithstanding the foregoing, Executive shall be permitted to pursue other interests and opportunities during the Term, including, without limitation, (a) investments in and/or involvement with other businesses outside of the Company which are not involved in Competitive Activities, (b) reality television shows, (c) speaking and/or promotional engagements and (d) endorsement arrangements. For the avoidance of doubt, Executive shall have the right to invest in or be involved with any business which is not a Competitive Activity.

3.                                      Compensation and Related Matters.

(a)                                 No Base Salary or Incentive Compensation. During the Term, Executive shall not receive any base salary or incentive compensation, whether in the form of cash or equity awards, for his services rendered hereunder as Chairman and Chief Executive Officer of the Company and he shall not receive any compensation for his services as a member of the Board.

(b)                                 Benefits. During the Term, Executive shall be entitled to participate in the Company’s benefit plans and programs that are in effect for its employees from time to time, subject to the terms and conditions of such plans. The Company shall pay on the Executive’s behalf the full premium cost of coverage under the Company’s benefit plans and programs; provided, however, that if such coverage would result in penalties under Section 4980D of the Internal Revenue Code of 1986, as amended then the Company may in its sole discretion provide that (i) Executive shall pay to the Company, on an after-tax basis, a monthly amount equal to the full premium cost of the coverage for such month and (ii) within 30 days of such premium payment, the Company shall reimburse Executive in cash (less required withholding) an amount equal to the sum of (A) the full premium cost of the coverage for such month and (B) an additional tax “gross up” payment to cover all estimated applicable local, state and federal income and payroll taxes imposed on the Executive with respect to the coverage.

(c)                                  Business Expense Reimbursements. During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable and necessary business expenses incurred in connection with performing Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

4.                                      Termination of Employment.

(a)                                 Executive may voluntarily terminate his employment at any time and for any reason, and the Company may terminate Executive without Cause, upon at least 30 days advance written notice by the applicable party. The Board may, in its sole discretion, terminate Executive’s employment at any time and for any reason. Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death.

(b)                                 Except as otherwise set forth in this Section 4, following any termination of Executive’s employment, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder except (i) for payment of any accrued obligations and unreimbursed expenses under Section 3(c) through the date of termination of employment, (ii) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, other than severance plans or policies and (iii) as otherwise expressly required by applicable law. The payments referred to in clause (ii) of this Section 4(b) shall be paid in accordance with such benefit plan, program or arrangement. Any other payment under this Section 4(b) shall be paid as soon as practicable, and in all events within 30 days following termination of employment.

(i)            If Executive’s employment is terminated by the Company without Cause (other than due to Executive’s death or disability), the Company shall pay, if Executive timely elects continued coverage under federal COBRA laws or comparable state insurance laws (“COBRA”), the COBRA premiums necessary to continue Executive’s medical and dental insurance coverage in effect for the Executive and his or her eligible dependents on the termination date for the first eighteen (18) months of such coverage (“COBRA Payments”) (provided that such reimbursement shall terminate on such earlier date as the Executive is no longer eligible for COBRA coverage or the Executive becomes eligible for group health insurance benefits through a new employer). If Executive’s employment is terminated for Cause, Executive expressly acknowledges that he shall not be entitled to receive any COBRA Payments. For purposes of this Agreement, “Cause” means: (A) Executive’s gross negligence or willful misconduct, or willful failure to substantially perform Executive’s duties hereunder (other than due to physical or mental illness or incapacity), (B) Executive’s conviction of, or plea of guilty or nolo contendere to, or confession to, (1) a misdemeanor involving moral turpitude or (2) a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States), (C) Executive’s willful breach of a material provision of this Agreement, (D) Executive’s willful violation of the Company’s written policies that the Board determines is detrimental to the best interests of the Company; (E) Executive’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company; or (F) Executive’s use of alcohol or drugs that interferes with the performance of Executive’s duties hereunder; provided, however, that Executive shall be provided a 10-day period to cure any of the events or occurrences described in the immediately preceding clauses (A), (C), (D) or (F) hereof, to the extent curable.

(c)                                  The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder.

5.                                      Acknowledgments.

(a)                                 Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company, its subsidiaries and Affiliates. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b)                                 Executive acknowledges (i) that the business of the Company, its subsidiaries and Affiliates is national in scope and without geographical limitation within the United States and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, its subsidiaries and Affiliates, or the location of any of their respective executives or employees (including, without limitation, Executive), it is expected that the Company and its subsidiaries and Affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States.

(c)                                  Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 6, 7, 8, 9, and 10 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

6.                                      Noncompetition and Nonsolicitation.

(a)                                 Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)                                     (A) while an employee of the Company and during the 12-month period following termination of employment (the “Non-Compete Period”) (i) engage in, provide services to (directly or indirectly), invest in or possess interest in, independently or with others, any Competitive Activities in any geographic location in which the Company, its subsidiaries or Affiliates engage in; or (ii) assist any Person in any way to do, or attempt to do, anything prohibited by Section 6(a)(i)(A)(i) above; or

(ii)                                  while an employee of the Company and during the Non-Compete Period, knowingly perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputations of the Company or any of its subsidiaries or Affiliates, including (A) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any employees of the Company or any of its subsidiaries or Affiliates or Persons who have worked for the Company or any of its subsidiaries or Affiliates for a Competitive Activity; (B) intentionally interfering with the relationship of the Company or any of its subsidiaries or Affiliates with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, the Company or any of its subsidiaries or Affiliates; or (C) assisting any Person in any way to do, or attempt to do, anything prohibited by Section 6(a)(iii)(A) or (B) above.

The Non-Compete Period shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of the provisions of this Section 6(a).

(b)                                 The provisions of Section 6(a) shall not be deemed breached as a result of Executive’s passive ownership of: (i) less than an aggregate of 5% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as Executive does not actively participate in the business of such Person; provided, however, that such stock is listed on a national securities exchange; or (ii) less than an aggregate of 5% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities.

(c)                                  If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, and without limiting the generality of Section 12, notwithstanding the fact that any provision of this Section 6 is determined to not be enforceable through specific performance, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision.

7.                                      Nondisclosure of Confidential Information.

(a)                                 Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company and its subsidiaries and Affiliates is the property of the Company or its subsidiaries and Affiliates, as applicable. Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) Executive shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, based on the written advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)                                 For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its subsidiaries and Affiliates, including, without limitation, all business information (whether or not in written form) which relates to the Company, its subsidiaries or Affiliates, or their customers, suppliers or contractors or any other third parties in respect of which the Company or its subsidiaries or Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or its subsidiaries or Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing, Executive and the Company each agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or its subsidiaries and Affiliates, except that Executive and the Company each may disclose information concerning such dispute to the court that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)                                  Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, its subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

8.                                      Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its subsidiaries and Affiliates, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company and its subsidiaries and Affiliates, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or its subsidiaries or Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.

9.                                      Intellectual Property Rights.

(a)                                 Executive agrees that the results and proceeds of Executive’s services for the Company or its subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)                                 Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 9(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Executive’s employment with the Company.

(c)                                  Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)                                 Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

10.                               Nondisparagement. Neither party hereto shall, whether in writing or orally, malign, denigrate or disparage Executive, the Company, its subsidiaries or Affiliates, predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Company’s obligations under the preceding sentence shall be limited to instructing its and its direct subsidiaries’ senior corporate executives having the rank of Senior Vice President or above to refrain from, whether in writing or orally, maligning, denigrating or disparaging Executive with respect to any of his past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray Executive in an unfavorable light.

11.                               Notification of Subsequent Employer. Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 6, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company; provided, however, that Executive shall not be required to provide a prospective employer with such written notice if such employer engages in a business which is not one of the Competitive Activities.

12.                               Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 6, 7, 8, 9 or 10 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 6, 7, 8, 9, or 10 in addition to any other legal or equitable remedies they may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

13.                               Representations of Executive; Advice of Counsel.

(a)                                 Executive represents, warrants and covenants that as of the date hereof and as of the Effective Date: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(b)                                 Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

14.                               Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company, its subsidiaries and Affiliates, its predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment with the Company, its subsidiaries and Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company, or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

15.                               Withholding; Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

16.                               Assignment.

(a)                                 This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void.

(b)                                 This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).

(c)                                  Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and any successor or assign to all or substantially all of the Company’s business or assets.

17.                               Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

18.                               Mutual Agreement to Arbitrate. Subject to the provisions of Section 12 of this Agreement, the Company and Executive each hereby agree to use confidential, final and binding arbitration to resolve any and all disputes that they may have with one another or with any Affiliate of one another, excluding only those claims which are not, by law, subject to arbitration. This arbitration agreement applies to all matters relating to this Agreement, Executive’s employment with, and/or termination from the Company, and any claims or controversies arising out of or relating to Executive’s employment. The arbitration shall take place in Chicago, Illinois (unless the parties mutually agree to an alternative venue) before a single arbitrator selected by mutual agreement of the parties or, if the parties cannot mutually agree, in accordance with JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (the “Rules”). The arbitration will be conducted in accordance with Delaware law and the Rules. To the extent permitted by law, each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of JAMS and the arbitrator, if applicable, equally. The arbitrator may not modify or change this Agreement in any way, unless any provision is found to be unenforceable, in which case the arbitrator may sever or “blue-pencil” it in the same manner as a Delaware State court would be able to do so, in accordance with the terms of Sections 6(c) and 20 of this Agreement. This arbitration provision shall be specifically enforceable. The parties understand and agree that the arbitrator’s decision shall be final and binding upon them. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

19.                               Amendment; No Waiver; 409A.

(a)                                 No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).

(b)                                 The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(c)                                  For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(d)                                 Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(e)                                  Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(f)                                   Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

20.                               280G Parachute Payments.

(a)                                 Notwithstanding any other provision in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)                                 For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors or consultants of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

21.                               Compensation Recovery Policy. The Executive acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

22.                               Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

23.                               Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between Executive and the Company or any of its Affiliates relating to such subject matter, including the previously entered into an employment agreement with the Partnership and FreedomRoads, LLC, dated as of February 15, 2011 and amended and restated November 2011 and those agreements entered into before the Effective Date with an Affiliate of the Company, Adams or an Affiliate of Adams. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

24.                               Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

25.                               Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	Camping World Holdings, Inc.
250 Parkway Drive, Suite 277
Lincolnshire, IL 60069
Attention: Chief Legal Officer

With a copy to:	Latham & Watkins LLP
885 Third Avenue

New York, NY 10022-4802
Attention: Marc D. Jaffe
Bradd L. Williamson
Facsimile:

If to Executive:	At the last known address in the Company’s personnel records

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

26.                               Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

27.                               Third-Party Beneficiaries. The parties acknowledge and agree that Crestview and each member of the Crestview Group are intended third-party beneficiaries of this Agreement, and this Agreement shall inure to the benefit of and be enforceable by them and their successors and assigns.

28.                               Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

Camping World Holdings, Inc.

By:	/s/ Brent Moody
Name:	Brent Moody
Title:	Chief Operating and Legal Officer

CWGS Enterprises, LLC

By:	/s/ Brent Moody
Name:	Brent Moody
Title:	Chief Operating and Legal Officer

/s/ Marcus Lemonis
Marcus Lemonis